UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2011

GENVEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 632 0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 7 – Regulation FD

Item 7.01   Regulation FD Disclosure.

On December 6, 2011, GenVec, Inc. (“GenVec”) issued a press release regarding the announcement described in Item 8.01 below.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Section 8 – Other Events

Item 8.01   Other Events.

On December 6, 2011, GenVec announced that it had achieved the second milestone under its research collaboration and license agreement (the “Agreement”) with Novartis Institutes for Biomedical Research Inc. (together with Novartis AG and its subsidiary corporations, including Novartis Pharma AG, “Novartis”) for the development and treatment of hearing loss and balance disorders.  The milestone was triggered by the successful completion of certain preclinical development activities.

In addition to an upfront fee and common stock investment in connection with entering into the Agreement, GenVec was initially eligible to receive, subject to meeting certain clinical, regulatory, and sales milestones, up to $206.6 million in milestone payments in addition to royalties on future sales, if any. As previously announced, in September 2010, GenVec achieved the first milestone, which was triggered by the successful completion of certain preclinical development activities.  As a result of reaching the first and second milestones and receiving the related milestone payments, GenVec is eligible to receive up to $206.0 million in additional milestone payments if certain additional clinical, regulatory, and sales milestones are met.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

99.1	GenVec, Inc. press release dated December 6, 2011, announcing achievement of the second milestone in its collaboration with Novartis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

Date: December 6, 2011	By:	/s/ DOUGLAS J. SWIRSKY
Douglas J. Swirsky
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EXHIBIT INDEX

99.1	GenVec, Inc. press release dated December 6, 2011, announcing achievement of the second milestone in its collaboration with Novartis.